EXHIBIT 99.1

Polo Ralph Lauren Reports Third Quarter Fiscal 2010 Results

•	Third Quarter Diluted EPS Increased 5% to $1.10
•	Third Quarter Revenues Were $1.2 billion and Comparable Store Sales Rose 6%
•	Third Quarter Gross Margin Rate Expanded 470 Basis Points to 58.2%
•	Cash and Investments Were $1.3 billion at the End of the Third Quarter

NEW YORK--(BUSINESS WIRE)--Feb. 3, 2010-- Polo Ralph Lauren Corporation (NYSE:RL) today reported net income of $111 million, or $1.10 per diluted share, for the third quarter of Fiscal 2010, compared to net income of $105 million, or $1.05 per diluted share, for the third quarter of Fiscal 2009.

Net income for the first nine months of Fiscal 2010 rose 1% to $365 million from $362 million in the comparable period last fiscal year. Net income per diluted share of $3.60 in the first nine months of Fiscal 2010 was also 1% greater than the $3.56 reported in the prior year period.

"The global momentum of our brands and products is evident in today’s strong results," said Ralph Lauren, Chairman and Chief Executive Officer. "Customers appreciate our unwavering commitment to quality and innovation, which are defining characteristics of our Company. Our continued focus on our longer-term strategies has served us well. We’ve made excellent progress with our accessories efforts; our footwear business is growing nicely, we’ve opened several watch salons around the world and we’ve greatly enhanced our handbag and small leathergoods collections. We are also beginning an exciting new journey in Asia – an important part of our long-term vision – and we have a superb team and a track record of success to guide us," Mr. Lauren added.

"We had a strong holiday season and I am proud of the quality of our third quarter and year to date results," said Roger Farah, President and Chief Operating Officer. "Our exceptional merchandising strategies, which were complemented by disciplined operational and inventory management, enabled us to gain profitable market share worldwide. Having assumed direct control of our operations in key Asian markets on January 1, 2010, we are now focused on driving growth in this dynamic region, particularly as we expand distribution and introduce new product categories. While we are cautious regarding global consumer spending trends, we remain committed to our strategic investments in broadening our international presence and expanding our direct to consumer reach.”

Third Quarter and Nine Months Fiscal 2010 Income Statement Review

Net Revenues. Net revenues for the third quarter of Fiscal 2010 were $1.2 billion, 1% below net revenues for the comparable period last year. The decline in net revenues primarily reflects lower domestic and Japanese wholesale sales that more than offset higher same-store sales at the Company’s retail segment and mid single-digit constant currency growth in Europe. The net favorable effect of foreign currency translation on reported revenues was 2%.

Net revenues for the first nine months of Fiscal 2010 were $3.6 billion, 4% below the comparable period of Fiscal 2009. The decline in net revenues is primarily attributable to lower domestic wholesale revenues and a reduction in same-store sales at the Company’s retail segment that more than offset the wholesale contribution of formerly licensed childrenswear and golf apparel products in Japan and low single-digit constant currency growth in Europe.

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Wholesale Sales. Wholesale sales of $604 million in the third quarter were 8% below the prior year period. Lower global shipment volumes were partially offset by higher footwear sales and the net favorable effect of foreign currency translation.

For the first nine months of Fiscal 2010, wholesale sales were $1.9 billion, 7% below the prior year period. The year-over-year decline in wholesale sales reflects lower global shipment volumes that more than offset the incremental benefit of formerly licensed childrenswear and golf apparel products in Japan and higher footwear sales.

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Retail Sales. Retail sales rose 8% to $592 million from $547 million in the third quarter last year, reflecting a net increase in comparable store sales and a net favorable effect of foreign currency translation. Comparable store sales, which include RalphLauren.com, increased 6%, reflecting 4% growth at Ralph Lauren stores, 6% expansion at factory stores and 7% growth at Club Monaco stores. RalphLauren.com sales increased 13% in the third quarter of Fiscal 2010.

Retail sales for the first nine months of Fiscal 2010 were $1.6 billion, equivalent with the prior year period. Comparable store sales for the first nine months of Fiscal 2010 declined 3%, reflecting a reduction of 13% at Ralph Lauren stores, a 1% decline at factory stores and a 4% reduction at Club Monaco stores. RalphLauren.com sales grew 13% over the comparable nine month period last year.

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Licensing. Licensing royalties in the quarter declined 3% to $48 million from $50 million in the third quarter last year. Declines in fragrance and home product licensing royalties were partially offset by higher international licensing royalties.

Licensing royalties in the first nine months of Fiscal 2010 were down 8% to $137 million from $149 million in the prior year period. Lower fragrance and home product licensing revenues and a decline in Japanese product licensing revenues associated with the Company assuming direct control of certain product categories in Japan were partially offset by higher Chaps licensing royalties.

Gross Profit. Gross profit for the third quarter of Fiscal 2010 rose 8% to $724 million from $670 million in the prior year period. The gross profit rate increased 470 basis points to 58.2% from 53.5% in the third quarter last year. The expansion in the gross profit rate reflects improved wholesale and retail segment margins, and was primarily driven by disciplined inventory management that led to reduced markdowns in our retail stores, improved product mix across all channels and continued savings from supply chain initiatives.

Gross profit for the first nine months of Fiscal 2010 increased 1% to $2.1 billion. The gross profit rate increased 270 basis points to 57.9%, primarily due to higher wholesale and retail segment margins, particularly in international markets, as well as supply chain cost savings initiatives and disciplined inventory management.

Operating Expenses. Operating expenses increased 10% in the third quarter to $551 million from $503 million in the third quarter of Fiscal 2009. Operating expense margin was 44.3%, 410 basis points greater than last year, primarily as a result of lower sales, higher incentive compensation costs, the net unfavorable effect of foreign currency translation and incremental expenses associated with business expansion that were partially offset by Company-wide expense savings initiatives.

Operating expenses in the first nine months of Fiscal 2010 were $1.6 billion, 2% greater than the prior year period. Operating expense margin was 43.2%, 260 basis points greater than the first nine months of Fiscal 2009, primarily due to lower sales, higher incentive compensation costs and incremental expenses associated with business expansion that were partially offset by lower advertising expense and Company-wide cost savings initiatives.

Operating Income. Operating income for the third quarter of Fiscal 2010 rose 4% to $173 million from $167 million in the third quarter last year. The operating margin was 13.9%, representing a 60 basis point improvement compared to the third quarter last year, primarily due to the higher gross profit margin and expense savings initiatives that were partially offset by lower sales volumes and higher operating expenses described above.

For the first nine months of Fiscal 2010, operating income declined 4% to $535 million from $556 million in the prior year period. Operating margin rate for the first nine months of Fiscal 2010 was 14.7%, in line with the prior year period.

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Wholesale Operating Income. Wholesale operating income declined 17% in the third quarter of Fiscal 2010 to $107 million from $130 million last year. Wholesale operating margin was 17.7% in the third quarter, 210 basis points below last year, primarily as a result of deleveraging operating expenses on lower global shipment volumes.

Wholesale operating income declined 10% in the first nine months of Fiscal 2010 to $404 million from $449 million last year. Wholesale operating margin for the first nine months of Fiscal 2010 was 20.8%, 80 basis points below the prior year period, as lower global shipment volumes, incremental costs related to business expansion and expenses associated with integrating the Japanese childrenswear and golf apparel operations more than offset an improved wholesale segment gross profit rate and disciplined expense management.

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Retail Operating Income. Retail operating income was $101 million, 75% greater than the $58 million achieved in the third quarter of Fiscal 2009, and retail operating margin was 17.0% compared to 10.5% in the prior year period. The growth in retail operating income and the expansion in margin rate is a result of positive comparable store sales growth, disciplined inventory management and strong sell-through rates across most retail concepts.

Retail operating income increased 28% in the first nine months of Fiscal 2010 to $234 million from $182 million in the prior year period, and the retail operating margin was 14.9%, 330 basis points greater than the first nine months of Fiscal 2009. The growth in retail operating income and the expansion in margin rate is a result of broad-based profit improvement across most retail concepts, particularly in international markets, and was achieved despite a decline in comparable store sales for the first nine months of the year.

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Licensing Operating Income. Licensing operating income declined 12% to $24 million from $28 million in the third quarter of Fiscal 2009, primarily due to lower licensing royalties and incremental Asia Pacific-related expenses.

Licensing operating income for the first nine months of Fiscal 2010 declined 7% to $73 million from $78 million in the prior year period as lower licensing royalties more than offset improved profitability for domestic product licenses and lower net costs associated with the transition of formerly licensed operations to directly controlled operations.

Net Income and Diluted EPS. Net income for the third quarter of Fiscal 2010 grew 6% to $111 million from $105 million last year. Net income per diluted share rose 5% to $1.10 per share from $1.05 last year. The effective tax rate of 33% was approximately in line with the prior year period. The growth in net income and diluted EPS results for the third quarter of Fiscal 2010 principally relates to the higher operating income discussed above.

Net income for the first nine months of Fiscal 2010 rose 1% to $365 million from $362 million last year. Net income per diluted share of $3.60 in the first nine months of Fiscal 2010 was also 1% greater than the $3.56 earned in the prior year period. The net income and diluted EPS results for the first nine months of Fiscal 2010 include the impact of a 30% effective tax rate, which is 410 basis points below the prior year period, a function of the resolution of certain discrete tax items and a more favorable geographic income mix.

Third Quarter Fiscal 2010 Balance Sheet Review

The Company ended the third quarter with $1.3 billion in cash and investments, or $1.0 billion in cash and investments net of debt ("net cash and investments"), compared to $908 million in cash and investments and $489 million in net cash and investments at the end of the third quarter of Fiscal 2009.

During the third quarter, the Company repurchased approximately 1.0 million shares of Class A Common Stock, utilizing $78 million of its authorized share repurchase programs, and has approximately $352 million remaining under such programs. The Company had $51 million in capital expenditures in the third quarter, compared to $45 million in the prior year period. The third quarter ended with inventory down 7% to $545 million from $585 million in the third quarter of last year.

Global Retail Store Network

During the third quarter, the Company opened five directly operated stores and did not close any directly operated stores. Over the last twelve months, the Company has opened 12 directly operated stores and closed 11 directly operated stores.

At the end of the third quarter, the Company operated 333 stores with a total of approximately 2.5 million square feet compared to 332 stores with approximately 2.5 million square feet in the prior year. The current retail group consists of 89 Ralph Lauren stores, 62 Club Monaco stores, 171 Polo factory stores and 11 Rugby stores. In addition, at the end of the third quarter, international licensing partners operated 91 Ralph Lauren stores and 60 Club Monaco stores and dedicated shops.

Fiscal 2010 Outlook

Due to the better-than-expected revenue performance for the first nine months of the year, the Company now expects Fiscal 2010 net revenues to decline by a low single digit rate, which compares to prior guidance of a mid single digit decline in net revenues. Beginning in the fourth quarter, results for the newly transitioned Asia Pacific operations will primarily be reflected in the retail segment. The Company expects operating expenses for the fourth quarter of Fiscal 2010 to grow at a mid single digit rate from the prior year period (which included impairment and restructuring charges), primarily reflecting incremental expenses related to its new Asia Pacific operations, a higher amount of sales from its retail segment and additional incentive compensation accruals. The anticipated dilution related to the Company’s newly transitioned Asia Pacific operations is approximately $0.08-$0.10 per diluted share in the fourth quarter of Fiscal 2010.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, February 3, 2010, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing (719) 325-2167. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Polo Ralph Lauren Third Quarter Fiscal Year 2010 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, February 3, 2010 through 1:00 P.M. Eastern, Tuesday, February 9, 2010 by dialing (719) 457-0820 and entering passcode 2401184.

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 40 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release, including the statements in the “Fiscal 2010 Outlook” section and oral statements made from time to time by representatives of the Company, contain certain "forward-looking statements" concerning current expectations about the Company's future results and condition, including revenues, store openings, gross margins, expenses and earnings. These expectations contain risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company's ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts, and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Polo Ralph Lauren

Investor Relations:

James Hurley, 212-813-7862

Corporate Communications:

Julie Berman, 212-583-2262

POLO RALPH LAUREN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	December 26,	March 28,	December 27,
	2009	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$973.8	$481.2	$574.3
Short-term investments	316.9	338.7	305.9
Accounts receivable, net of allowances	262.9	474.9	310.5
Inventories	545.1	525.1	585.1
Deferred tax assets	112.6	101.8	83.0
Prepaid expenses and other	139.1	135.0	145.4

Total current assets	2,350.4	2,056.7	2,004.2

Non-current investments	43.3	29.7	28.2
Property and equipment, net	644.0	651.6	693.6
Deferred tax assets	103.6	102.8	102.2
Goodwill	1,000.5	966.4	976.2
Intangible assets, net	342.9	348.9	354.4
Other assets	166.7	200.4	226.5

Total assets	$4,651.4	$4,356.5	$4,385.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$154.7	$165.9	$185.9
Income tax payable	72.9	35.9	54.0
Accrued expenses and other	527.4	472.3	481.4

Total current liabilities	755.0	674.1	721.3

Long-term debt	298.3	406.4	419.6
Non-current liability for unrecognized tax benefits	129.7	154.8	150.6
Other non-current liabilities	392.3	386.1	399.4

Total liabilities	1,575.3	1,621.4	1,690.9

Equity:
Common stock	1.1	1.1	1.1
Additional paid-in-capital	1,196.6	1,108.4	1,093.5
Retained earnings	2,811.1	2,465.5	2,425.9
Treasury stock, Class A, at cost	(1,120.1)	(966.7)	(966.7)
Accumulated other comprehensive income	187.4	126.8	140.6

Total equity	3,076.1	2,735.1	2,694.4

Total liabilities and equity	$4,651.4	$4,356.5	$4,385.3

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Prepared in accordance with Generally Accepted Accounting Principles (GAAP)

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	December 26,	December 27,
	2009	2008

Wholesale Net Sales	$603.5	$655.0
Retail Net Sales	592.1	547.1

Net Sales	1,195.6	1,202.1

Licensing Revenue	48.3	49.9

Net Revenues	1,243.9	1,252.0

Cost of Goods Sold (a)	(520.2)	(582.3)

Gross Profit	723.7	669.7

Selling, General & Administrative Expenses (a)	(540.4)	(496.5)
Amortization of Intangible Assets	(5.3)	(5.1)
Impairment of Assets	(4.9)	-
Restructuring Charges	(0.6)	(1.5)
Total SG&A Expenses	(551.2)	(503.1)

Operating Income	172.5	166.6

Foreign Currency Gains (Losses)	(1.2)	(5.4)

Interest Expense	(4.6)	(7.4)

Interest and Other Income, Net	1.2	5.4

Equity in Income (Loss) of Equity-Method Investees	(2.4)	(1.1)

Income Before Provision for Income Taxes	165.5	158.1

Provision for Income Taxes	(54.4)	(52.8)

Net Income	$111.1	$105.3

Net Income Per Share - Basic	$1.12	$1.07

Net Income Per Share - Diluted	$1.10	$1.05

Weighted Average Shares Outstanding - Basic	98.8	98.8

Weighted Average Shares Outstanding - Diluted	101.4	100.7

Dividends declared per share	$0.10	$0.05

(a) Includes total depreciation expense of:	$(38.8)	$(39.8)

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Prepared in accordance with Generally Accepted Accounting Principles (GAAP)

(In millions, except per share data)

(Unaudited)

	Nine Months Ended
	December 26,	December 27,
	2009	2008

Wholesale Net Sales	$1,937.6	$2,075.7
Retail Net Sales	1,567.6	1,570.1

Net Sales	3,505.2	3,645.8

Licensing Revenue	136.6	148.7

Net Revenues	3,641.8	3,794.5

Cost of Goods Sold (a)	(1,532.1)	(1,698.2)

Gross Profit	2,109.7	2,096.3

Selling, General & Administrative Expenses (a)	(1,545.0)	(1,515.3)
Amortization of Intangible Assets	(15.7)	(15.0)
Impairment of Assets	(6.6)	(7.1)
Restructuring Charges	(7.3)	(2.8)
Total SG&A Expenses	(1,574.6)	(1,540.2)

Operating Income	535.1	556.1

Foreign Currency Gains (Losses)	(2.9)	(2.5)

Interest Expense	(16.8)	(20.5)

Interest and Other Income, Net	10.4	18.5

Equity in Income (Loss) of Equity-Method Investees	(3.9)	(2.7)

Income Before Provision for Income Taxes	521.9	548.9

Provision for Income Taxes	(156.5)	(187.4)

Net Income	$365.4	$361.5

Net Income Per Share - Basic	$3.69	$3.64

Net Income Per Share - Diluted	$3.60	$3.56

Weighted Average Shares Outstanding - Basic	99.1	99.2

Weighted Average Shares Outstanding - Diluted	101.5	101.6

Dividends declared per share	$0.20	$0.15

(a) Includes total depreciation expense of:	$(117.8)	$(123.0)

POLO RALPH LAUREN CORPORATION

OTHER INFORMATION

(In millions)

(Unaudited)

SEGMENT INFORMATION

The net revenues and operating income for the periods ended December 26, 2009 and December 27, 2008 for each segment were as follows:

	Three Months Ended		Nine Months Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008

Net revenues:
Wholesale	$603.5	$655.0	$1,937.6	$2,075.7
Retail	592.1	547.1	1,567.6	1,570.1
Licensing	48.3	49.9	136.6	148.7
Total Net Revenues	$1,243.9	$1,252.0	$3,641.8	$3,794.5

Operating Income (Loss):
Wholesale	$107.1	$129.8	$403.7	$448.9
Retail	100.8	57.5	234.0	182.1
Licensing	24.1	27.5	73.3	78.4
	232.0	214.8	711.0	709.4
Less:
Unallocated Corporate Expenses	(58.9)	(46.7)	(168.6)	(150.5)
Unallocated Restructuring Charges	(0.6)	(1.5)	(7.3)	(2.8)
Total Operating Income	$172.5	$166.6	$535.1	$556.1

Constant Currency Financial Measures

(In millions)

(Unaudited)

Same - Store Sales Data

	Three Months Ended December 26, 2009		Nine Months Ended December 26, 2009
	As Reported	Constant Currency	As Reported	Constant Currency
Ralph Lauren Stores	4%	2%	(13%)	(12%)
Factory Stores	6%	3%	(1%)	(1%)
Club Monaco	7%	7%	(4%)	(4%)
RalphLauren.com	13%	13%	13%	13%
Total	6%	4%	(3%)	(2%)

Operating Segment Data

	Three Months Ended		Percent Change
	December 26, 2009	December 27, 2008	As Reported	Constant Currency
Wholesale Net Sales	$603.5	$655.0	(7.9%)	(10.5%)
Retail Net Sales	592.1	547.1	8.2%	6.0%
Net Sales	1,195.6	1,202.1	(0.5%)	(3.0%)
Licensing Revenue	48.3	49.9	(3.2%)	(4.0%)
Net Revenue	$1,243.9	$1,252.0	(0.6%)	(3.0%)

	Nine Months Ended		Percent Change
	December 26, 2009	December 27, 2008	As Reported	Constant Currency
Wholesale Net Sales	$1,937.6	$2,075.7	(6.7%)	(6.5%)
Retail Net Sales	1,567.6	1,570.1	(0.2%)	0.1%
Net Sales	3,505.2	3,645.8	(3.9%)	(3.7%)
Licensing Revenue	136.6	148.7	(8.1%)	(8.7%)
Net Revenue	$3,641.8	$3,794.5	(4.0%)	(3.9%)

Polo Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP.